[Letterhead of BDO Seidman, LLP]


December 7, 1999


Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of the Form 8-K for the event that occurred on December 1, 1999, to be filed by Windswept Environmental Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm, except that we make no comment with respect to Management's statement that it has addressed the identified weaknesses in internal control and believes that they have been adequately remedied.

Very truly yours,

/s/BDO Seidman LLP